Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and between

GENAISSANCE PHARMACEUTICALS, INC.

and

DNA SCIENCES, INC.

Dated as of March 28, 2003

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 28, 2003, by and between Genaissance Pharmaceuticals, Inc., a Delaware corporation (including its assignees, the “Purchaser”), and DNA Sciences, Inc., a Delaware corporation (the “Seller”, and together with the Purchaser, each, a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, on or before April 4, 2003, the Seller shall file the Chapter 11 Case with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code, and will continue in possession of its assets and in the management of its businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS, the Purchaser desires to purchase certain assets of the Seller and to assume certain contracts and leases of the Seller, and the Seller desires to sell such assets to the Purchaser and to assign such contracts and leases to the Purchaser, on the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Acquired Assets” shall have the meaning set forth in Section 2.1(a).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Allocation” shall have the meaning set forth in Section 3.2.

“Alternative Transaction” shall mean a single transaction or a series of transactions involving (a) a sale of all or substantially all of the assets of the Seller’s business by the Seller to a Person other than (i) the Purchaser or (ii) an Affiliate of the Purchaser or (b) confirmation by the Bankruptcy Court of a plan of reorganization under which the Seller retains all or substantially all of the Acquired Assets.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” means the Bill of Sale Agreement, the Assignment and Assumption Agreement, the Patent Assignment Agreement and the Trademark Assignment Agreement.

“Approval Order” shall have the meaning set forth in Section 5.1(b).

“Assigned Contracts and Leases” shall have the meaning set forth in Section 2.1(a)(iv).

“Assigned Intellectual Property” shall have the meaning set forth in Section 2.1(a)(vi).

“Assigned Permits” shall have the meaning set forth in Section 2.1(a)(v).

“Assumed Liabilities” shall have the meaning set forth in Section 2.2.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereinafter amended, and codified as 11 U.S.C. Section 101, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of California or any other court, having jurisdiction over the Chapter 11 Case from time to time.

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 4.2(i).

“Break-Up Fee” means $100,000 or such other amount as the Bankruptcy Court may allow.

“Business” means any and all business activities of any kind that are conducted by the Seller.

“Business Day” means any day except a Saturday, a Sunday or other day on which commercial banks are required or authorized to close in California.

“Certificate” shall have the meaning set forth in Section 3.1(a).

“Chapter 11 Case” means the Chapter 11 case of Seller to be filed in the Bankruptcy Court.

“Charges” shall have the meaning set forth in Section 12.2.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended, together with the Treasury regulations promulgated thereunder.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 4, 2002 by and between the Purchaser and the Seller.

“Copyrights” shall have the meaning set forth in Section 6.8(e).

“Consent” means any consent, approval or waiver required pursuant to Section 365(c)(1) of the Bankruptcy Code.

“Consideration” shall have the meaning set forth in Section 3.1.

“Cure Costs” shall have the meaning set forth in Section 5.1(f).

“Dollars” or “$” means the currency of the United States of America, unless otherwise specified.

“Encumbrances” means and includes interests, contractual rights, security interests, mortgages, liens, licenses, pledges, guarantees, charges, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

“Filing Date” means the date on which Seller commences the Chapter 11 Case with the Bankruptcy Court.

“Final Approval Order” means the Approval Order, the operation or effect of which has not been stayed, reversed or amended (including any revisions, modifications or amendment thereof), and the time to appeal or seek review or rehearing has expired and no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Governmental Authority” means any foreign, United States federal, state or local government, political subdivision or governmental, regulatory or administrative authority, body, agency, board, bureau, commission, department, instrumentality or court, quasi-governmental authority, self-regulatory organization or stock exchange.

“Intellectual Property” shall have the meaning set forth in Section 6.8(e).

“Law” or “Laws” means any and all statutes, laws, ordinances, proclamations, regulations, orders, decrees, consent decrees and rules of any Governmental Authority, in each case, as amended and in effect from time to time.

“Leases” shall have the meaning set forth in Section 6.7.

“Liability” means any liability or obligation of any nature, whether matured or unmatured, fixed or contingent, secured or unsecured, accrued, absolute or otherwise.

“Liens” means all liens, claims, judgments, licenses, subleases, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, rights of first refusal, reservations, restrictions or other encumbrances or defects in title of any kind.

“Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the Acquired Assets, Assumed Liabilities, prospects, condition (financial or other), or results of operations of the Business, or (ii) the prospective ability of the Purchaser to operate the Business immediately after the Closing.  For the avoidance of doubt, the Parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Material In-Licensed IP” shall have the meaning set forth in Section 6.9(a).

“Ordinary Course of Business” means the operation of the Business in the ordinary course of business consistent with Seller’s usual and customary practices in managing and operating the Business as they existed on the date hereof without regard to the transactions contemplated hereby, but giving effect to Section 12.19 herein.

“Outbound License Agreements” shall have the meaning set forth in Section 6.8(d).

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Patent Assignment Agreement” shall have the meaning set forth in Section 4.2(i).

“Patents” shall have the meaning set forth in Section 6.8(e).

“Permitted Encumbrances” means: (a) statutory liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings or that are otherwise not material; (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) Encumbrances that relate to, or are created, arise or exist in connection with, any legal proceeding that is being contested in good faith; and (f) Encumbrances that do not materially impair the ownership or use of the assets to which they relate.

“Person” means and includes any individual, any legal entity, including, without limitation, any partnership, joint venture, corporation, limited liability company, trust, or unincorporated organization, and any Governmental Authority.

“Plan” shall have the meaning set forth in Section 6.11(b).

“Proposed Sale” shall have the meaning set forth in Section 5.1(a).

“Purchase Price” shall have the meaning set forth in Section 3.1(a).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Closing Certificate” shall have the meaning set forth in Section 10.1(a).

“Sale Approval Date” shall have the meaning set forth in Section 5.1(a).

“Sale Hearing” shall have the meaning set forth in Section 5.1(a).

“Sale Procedures” shall have the meaning set forth in Section 5.1(a).

“Sale Procedure Order” shall have the meaning set forth in Section 5.1(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Closing Certificate” shall have the meaning set forth in Section 9.2(a).

“Seller Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser contemporaneously with the execution and delivery of the Agreement.

“Shares” means 250,000 shares of the common stock, par value $0.001 per share, of Genaissance Pharmaceuticals, Inc., a Delaware corporation.

“Tax” or “Taxes” means any foreign, United States federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including all estimated taxes, deficiency assessments and any interest, penalty or addition thereto.

“Trademark Assignment Agreement” shall have the meaning set forth in Section 4.2(i).

“Trademarks” shall have the meaning set forth in Section 6.8(e).

“Trade Secrets” shall have the meaning set forth in Section 6.8(e).

“Transferred Employees” shall have the meaning set forth in Section 8.8(a).

“Unassigned Contracts and Leases” shall have the meaning set forth in Section 2.1(b)(ii).

ARTICLE II

PURCHASE AND SALE OF ACQUIRED
ASSETS; ASSUMPTION OF LIABILITIES

Section 2.1                                      Purchase and Sale of Acquired Assets.

(a)                                  Subject to and upon the terms and conditions of this Agreement, Purchaser shall purchase from the Seller, and the Seller shall grant, transfer, sell, convey, assign and deliver to the Purchaser, as a good faith purchaser for value within the meaning of Section 363(m) of the Bankruptcy Code, free and clear of all Liens, interests and Encumbrances to the fullest extent of the Bankruptcy Court’s authority to so order, all rights, title and interest of Seller in and to all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held by Seller in the Business as the same existed immediately prior to the Closing and including without limitation all rights, title and interest of Seller as of the Closing Date, in, to and under such of the foregoing as more specifically described below (collectively, the “Acquired Assets”):

(i)                                     all raw materials, work in process, finished goods, supplies and inventory of the Seller, and all computer records and other records relating to the foregoing;

(ii)                                  all of the Seller’s accounts receivable, notes receivable or other obligations receivable, other than those notes receivable and other receivables outside the Ordinary Course of Business as set forth on Exhibit 2.1(b) (the “Excluded Receivables”);

(iii)                               all personal property and interests therein, including, without limitation, vehicles, machinery, equipment, furniture, office equipment, tools and other tangible property;

(iv)                              all rights of the Seller under all executory contracts and unexpired leases (including, without limitation, license agreements pursuant to which Intellectual Property and Material In-Licensed IP is licensed to Seller), except as set forth in Section 2.1(b) or Exhibit 2.1(b) (collectively, the “Assigned Contracts and Leases”);

(v)                                 all transferable foreign, federal, state or local or other governmental permits (including occupancy permits), certificates, licenses, consents, authorizations, approvals, registrations or franchises held by the Seller to the fullest extent such right, title and interest may be transferred (collectively, the “Assigned Permits”);

(vi)                              all Intellectual Property owned by the Seller (collectively, the “Assigned Intellectual Property”);

(vii)                           copies of all books, records, files and papers, whether in hard copy or computer format, including, without limitation, all books, records,

materials, manuals, sales and promotional materials and records, advertising materials, customer lists, supplier lists, mailing lists, distribution lists, business plans, litigation files, credit information, cost and pricing information, and all documents embodying the Assigned Intellectual Property, in each case relating to the Acquired Assets, excluding records which are attorney-client privileged or considered attorney work product;

(viii)                        any telephone and facsimile numbers, websites, e-mail addresses and Internet domain names; and

(ix)                                all rights of the Seller as of the Closing Date under the non-competition agreements in favor of the Seller set forth in Exhibit 2.1(a)(ix).

(b)                                 Notwithstanding Section 2.1(a), the Seller will not be required to sell or transfer to the Purchaser, and the Acquired Assets shall not include, the following assets or any right or interest in or to any of the following assets (collectively, the “Excluded Assets”):

(i)                                     all rights of Seller under this Agreement, the Ancillary Agreements and the agreements and instruments executed and delivered to the Seller by Purchaser pursuant to this Agreement;

(ii)                                  any executory contracts and unexpired leases to which the Seller is a party or otherwise is bound if, after taking into account Section 365 of the Bankruptcy Code, (i) a Consent is required to be obtained from any Person in order to permit the sale or transfer to Purchaser of Seller’s rights under such contract or lease and (ii) such Consent shall not have been obtained prior to the Closing (the “Unassigned Contracts and Leases”);

(iii)                               all cash, cash equivalents (including deposits) and securities in entities other than Seller owned by Seller;

(iv)                              all of Seller’s books, records, ledgers, files and documents (except that Purchaser may obtain copies of certain records described in Section 2.1(a)(vii));

(v)                                 Seller’s formal corporate records, including its certificate of incorporation, bylaws, minute books, corporate books, stock transfer records and other records having to do with the corporate organization of Seller;

(vi)                              any Intellectual Property to the extent that the Seller’s rights thereto are subject to the Unassigned Contracts and Leases;

(vii)                           all insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets prior to the date of this Agreement;

(viii)                        the Collaboration Agreement dated March 16, 2000 between the Seller and Healtheon/WebMD Corporation, the First Amendment thereto dated

January 5, 2001 and the Second Amendment thereto dated February 1, 2002;

(ix)                                the Lease Agreement dated June 5, 2000 between the John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 as amended, and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 as amended, and the Seller, including all amendments thereto;

(x)                                   the Lease Agreement dated October 26, 2000 between Newcourt Communications Finance Corporation and the Seller, and all items leased thereunder;

(xi)                                the Master Lease Agreement dated as of August 26, 2001, between De Lage Landen Financial Services, Inc. and the Seller, and all items leased thereunder;

(xii)                             the Subscription Agreement dated as of May 14, 2001, by and between PE Corporation, doing business through its wholly owned affiliate the Celera Genomics Group, and the Seller and the Amendment No. 1. thereto dated November 18, 2002 by and between Applera Corporation, through Celera Genomics Group, and the Seller;

(xiii)                          Service Agreement and License No. 1, effective as of November 9, 2001, by and between the Seller and the University of Utah;

(xiv)                         the Excluded Receivables;

(xv)                            any Tax attributes of Seller, including, without limitation, any net operating loss carryovers and any right or claim for a Tax refund attributable to the operations or assets of Seller, whether arising before, on or after the Closing;

(xvi)                         all personnel records and other records that Seller is required by any Law to retain in its possession; and

(xvii)                      those assets specifically identified as “Excluded Assets” on Exhibit 2.1(b).

Section 2.2                                      No Assumption of Liabilities.  Subject to and upon the terms and conditions of this Agreement, the Purchaser shall not assume any Liabilities of the Seller, except for the following obligations and other liabilities (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, and whether arising before (only in the case of clauses (ii), (iii) and (iv) below) or after (in the case of clauses (i) through (v) below) the Closing) as they may exist at and/or after the Closing:  (i) all obligations and other liabilities of Seller under or relating to the Assigned Contracts and Leases, the Assigned Permits and the Assigned Intellectual Property; (ii) all costs and expenses related to Purchaser’s taking possession and control of the Acquired Assets; (iii) all obligations and other liabilities of Seller relating to any of the Charges that the Purchaser is required to bear and pay pursuant to Section 12.2 (it being understood that the Purchaser shall not assume any other Tax Liability of the Seller whatsoever); (iv) to the extent that the Purchaser elects to make payments for Cure Costs in excess of an aggregate of $75,000 pursuant to Section 5.1(f), any such Cure Costs greater than such $75,000 amount; and (v) each other obligation or other liability of Seller relating to any of the Acquired Assets (the “Assumed Liabilities”).  All other liabilities of the Seller shall remain the sole responsibility of Seller and shall be retained, paid, performed and discharged solely by Seller.

ARTICLE III

PURCHASE PRICE;
PAYMENT OF PURCHASE PRICE;
ALLOCATION OF PURCHASE PRICE

Section 3.1                                      Purchase Price; Payment of Purchase Price.  As consideration for the sale of the Acquired Assets to Purchaser:

(a)                                  Purchase Price.  At the Closing, as consideration for the sale, conveyance, transfer and assignment of the Acquired Assets, the Purchaser will (i) deliver, or cause to be delivered, by wire transfer of immediately available funds to an account specified by Seller, an amount in cash equal to $1,000,000 and (ii) subject to Section 4.3, issue and sell to Seller the Shares by delivering, or causing to be delivered, to Seller a stock certificate, registered in the name of the Seller, evidencing the Shares (the “Certificate,” and, collectively, the “Purchase Price”).

(b)                                 Assumption of Liabilities.  At the Closing, the Purchaser shall assume the Assumed Liabilities by delivering to Seller the Bill of Sale, Assignment and Assumption Agreement.

The consideration described in subparagraphs (a) and (b) of this Section 3.1 shall be collectively referred to as the “Consideration.”

Section 3.2                                      Allocation of Purchase Price.  The Consideration shall be allocated among the Acquired Assets and, to the extent appropriate, the Ancillary Agreements as of the Closing Date in accordance with an allocation to be mutually agreed upon in good faith by the Parties prior to the Closing (the “Allocation”).  The Allocation will be determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder.  For all Tax purposes, Purchaser and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the terms of this Agreement, including the Allocation, except as provided below, and that neither Party will take, or permit any of its Affiliates or representatives to take, any position inconsistent therewith in any Tax return, in any refund claim, in any litigation, or otherwise except as required by a final determination within the meaning of Section 1313(a) of the Code or any equivalent provision of any applicable state or local Law.  Each Party will promptly provide the other Party with any additional information required to complete Form 8594 if the filing of such form is required.  Each Party will timely notify the other Party, and will timely provide the other Party with assistance, in the event of an examination, audit or other proceeding regarding the Allocation.

ARTICLE IV

CLOSING

Section 4.1                                      Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Acquired Assets (the “Closing”) will be at 10:00 A.M. Pacific Standard Time at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California 94306, or at such other location agreed to by the Purchaser and the Seller, on the first Business Day following the date of the issuance of the Final Approval Order, or such other earlier or later date as may be agreed upon in writing by the Parties after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles IX and X (other than those conditions that by their nature are to be satisfied at the Closing) (the date of the Closing being herein referred to as the “Closing Date”).

Section 4.2                                      Deliveries by the Seller at the Closing.  At the Closing, the Seller will:

(i)                                     deliver, or cause to be delivered, to the Purchaser, a receipt for the Purchase Price paid by the Purchaser in accordance with Section 3.1(a) and a bill of sale, assignment and assumption agreement (the “Bill of Sale, Assignment and Assumption Agreement”), a patent assignment agreement (the “Patent Assignment Agreement”), and a confirmatory trademark assignment agreement (the “Trademark Assignment Agreement”) substantially in the forms of Exhibit A, Exhibit B and Exhibit C hereto, respectively;

(ii)                                  deliver, or cause to be delivered, to the Purchaser all consents, orders and approvals of the Bankruptcy Court (including, without limitation, a certified copy of the Approval Order);

(iii)                               deliver, or cause to be delivered, to the Purchaser the Seller Closing Certificate referred to in Sections 9.2(a) and (b) hereof;

(iv)                              deliver, or cause to be delivered, to the Purchaser certified copies of the resolutions of the Board of Directors of the Seller authorizing the sale of the Acquired Assets, the execution and delivery of this Agreement, the Ancillary Agreements and all other documents and agreements delivered in connection herewith by officers of the Seller and consummation of the transactions contemplated hereby and thereby; and

(v)                                 deliver, or cause to be delivered, to the Purchaser such good standing certificates and other similar documents as Purchaser may reasonably request to ensure that the actions required to be taken by Seller at the Closing have been properly authorized.

Section 4.3                                      Deliveries by the Purchaser at the Closing.  At the Closing, the Purchaser will:

(i)                                     deliver, or cause to be delivered, to the Seller the Bill of Sale, Assignment and Assumption Agreement and the Trademark Assignment Agreement duly executed by the Purchaser;

(ii)                                  pay to the Seller the Purchase Price in accordance with Section 3.1(a); provided, however, that upon the written request of the Seller to be provided to the Purchaser not less than one (1) day prior to the Closing Date, the Purchaser will deliver the Certificate to a third party escrow agent of the Seller’s choosing pursuant to instructions approved in the sole discretion of Seller that provide for the release of such Certificate from escrow upon either (i) the entry of an order by the Bankruptcy Court confirming a plan of reorganization of Seller under the Bankruptcy Code providing for the transfer or distribution of the Shares in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code; or (ii) the mutual consent of the Purchaser and the Seller, it being understood that all fees and expenses of any such escrow agent shall be borne exclusively by the Seller;

(iii)                               deliver, or cause to be delivered to the Seller the Purchaser Closing Certificate referred to in Sections 10.1(a) and (b) hereof; and

(iv)                              deliver, or cause to be delivered, to the Seller such good standing certificates and other similar documents as Seller may reasonably request to ensure that the actions required to be taken by Purchaser at the Closing have been properly authorized.

Section 4.4                                      Further Assurances.

(i)                                     Each Party will from time to time, at the reasonable request of any other Party, execute and deliver such other instruments of conveyance and transfer and such other instruments, documents and agreements and take such other actions as such other Party may reasonably request or as may be reasonably requested by any applicable Governmental Authorities or third parties, in each case in order to consummate and make effective any of the transactions contemplated hereby and to vest in the Purchaser the right, title and interest in, to and under the Acquired Assets, to assist the Purchaser in the transfer, assignment, collection and reduction to possession of the Acquired Assets (and the exercise of rights with respect thereto); provided that the requesting Party will prepare any additional documents and instruments and will handle any submittal, applications, processing, recording and registrations and bear all expenses related thereto.  Without limiting the provisions of Section 12.4, the Parties hereby irrevocably consent to the personal and subject-matter jurisdiction of the Bankruptcy Court for all purposes necessary to effectuate this Section 4.4.

(ii)                                  Purchaser will return any records Seller inadvertently delivers to Purchaser that are or are reasonably likely to be attorney-client privileged or considered attorney work product or which Purchaser realizes are or are likely to be attorney-client privileged or considered attorney work product.

(iii)                               Purchaser agrees that should Purchaser receive a subpoena to provide to a third party copies of records relating to the Acquired Assets at any time after the Closing Date, Purchaser shall within three (3) Business Days of the receipt of the subpoena, provide written notice to Seller of the receipt of such subpoena so that Seller may seek a protective order or an appropriate remedy.  Purchaser will cooperate with Seller to obtain such protective order or other remedy.  If Seller elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Purchaser provide certain records, then Purchaser may provide to the third party the records requested in the subpoena.

Section 4.5                                      Grant-back License of “DNA Sciences” Name. Effective immediately after the Closing, Purchaser hereby grants to Seller a non-exclusive license to use the name “DNA Sciences” and logo solely for the purpose of completing the bankruptcy process.

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1                                      Bankruptcy Court Orders.

(a)                                  No later than five (5) Business Days after execution of this Agreement, or, if earlier, three (3) Business Days after the filing of the Chapter 11 Case, Seller shall file a motion that seeks, on an expedited basis, the entry of an order (the “Sale Procedure Order”) approving, among other things, the procedures in connection with (i) the Seller’s request to sell and assign, as applicable, the Acquired Assets to the Purchaser pursuant to this Agreement and Sections 363, 365 and 1146 of the Bankruptcy Code, free and clear of all Liens, interests or Encumbrances in or on the Acquired Assets to the fullest extent of the Bankruptcy Court’s authority to so order (the “Proposed Sale” and the hearing to consider approval of the Proposed Sale, the “Sale Hearing”), (ii) establishing notice and service requirements to all creditors and parties in interest of the Proposed Sale and the Sale Hearing (including the Internal Revenue Service and all other Tax authorities with jurisdiction over the Seller or the Acquired Assets), (iii) approving the payment of the Break-Up Fee in the event that it becomes payable as specified in Section 11.2  as the sole and exclusive remedy against Seller in the event the transaction contemplated herein is not consummated, (iv) establishing a deadline of the submission of competing bids for the Acquired Assets and (v) establishing thresholds for initial overbids consistent with those set forth in Section 5.1(g), the bidding procedures and setting a date for the Sale Hearing (collectively, the “Sale Procedures”), which shall be substantially in the form of Exhibit D.

(b)                                 The order approving the Proposed Sale (the “Approval Order”) will be substantially in the form annexed hereto as Exhibit E (provided, that, in each case, any material changes to such form of order must be approved by the Purchaser and Seller), and the motions relating to the Approval Order will be in form and substance reasonably satisfactory to the Purchaser; provided, however, that in no event shall Purchaser have the right to disapprove the Approval Order or terminate this transaction by reason of (A) subject to Section 9.2(i), the failure to assign all of the Assigned Contracts and Leases or (B) Seller’s inability to assign any or all of the Assigned Contracts and Leases by reason of the Bankruptcy Court’s determination that Purchaser has failed to provide adequate assurance of future performance to the counter party. If (xx) the Bankruptcy Court refuses to issue the Approval Order (except as otherwise provided in the preceding sentence) or (yy) an Alternative Transaction is approved by the Bankruptcy Court at the Sale Hearing, then in any such event, this transaction shall automatically terminate and Seller and Purchaser shall be relieved of any further liability or obligation hereunder; provided, however, in the event an Alternative Transaction is approved by the Bankruptcy Court at the Sale Hearing, and Purchaser is otherwise entitled to the Break-Up Fee then such obligation on the part of Seller to pay the Break-Up Fee shall survive.  Upon timely entry of the Approval Order (such entry date being referred to herein as the “Sale Approval Date”), the conditions set forth in this Section 5.1(b) shall conclusively be deemed satisfied.

(c)                                  Subject to the Seller’s obligations to comply with any order of the Bankruptcy Court (including, without limitation, the Sale Procedures), the Seller and the Purchaser will promptly make any filings, take all actions and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated hereby.

(d)                                 The Seller shall file a motion requesting the Bankruptcy Court to hold a hearing on the sale of the Acquired Assets.  Seller shall use its best efforts to expedite the timing of the hearing so that it shall be held on or before the date 45 days after the Filing Date but in no event shall the hearing be held later than the date 60 days after the Filing Date.

(e)                                  The Seller shall promptly provide the Purchaser with drafts of all documents, motions, orders, filings or pleadings that the Seller proposes to file with the Bankruptcy Court which relate to the consummation or approval of this Agreement and will provide the Purchaser with reasonable opportunity to review such filings.  The Seller will also promptly provide the Purchaser with written notice and copies of any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, any of such orders and any related briefs.

(f)                                    The Seller shall be responsible for the payment or satisfaction of any amounts (the “Cure Costs”) necessary to cure any defaults and arrearages that exist on the Closing Date under the Assigned Contracts and Leases, up to an aggregate of $75,000, and the Purchaser shall be responsible for any Cure Costs in excess of such amount.

(g)                                 Buyer acknowledges and understands that the Bankruptcy Court customarily requires that any offer to purchase a debtor’s assets be subject to counteroffers by third parties and that the Bankruptcy Court may conduct a bidding process at or prior to the hearing on approval of the sale of the Acquired Assets contemplated by this Agreement; provided, however, that the Seller shall oppose, and shall not submit any motions, plans of reorganization or disclosure statements proposing, any counteroffer by a third party (i) pursuant to which the payment of any non-cash consideration is contingent upon the maker thereof meeting or exceeding any performance criteria or is payable solely out of any profits or a percentage of revenue of the maker, or (ii) if such counteroffer contains any non-cash consideration, the maker’s capital structure is not at least as financially sound as that of Buyer and (iii) provides for a total purchase price payable pursuant to such counteroffer which does not exceed the Purchase Price payable by Buyer hereunder by an amount in excess of $50,000.

ARTICLE VI

REPRESENTATIONS OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

Section 6.1                                      Corporate Power and Authority.  Subject to compliance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court, the Seller has the corporate power and authority to own, lease and operate its properties and to conduct its business as is presently conducted.

Section 6.2                                      Existence and Good Standing.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Seller is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be so qualified or to be in good standing has not had, or would not reasonably be expected to have, a Material Adverse Effect.

Section 6.3                                      Authority; No Consents.  Except as set forth in Section 6.3(i) of the Seller Disclosure Schedule, subject to compliance with the applicable provisions of the Bankruptcy Code and the entry by the Bankruptcy Court of the Final Approval Order prior to the Closing, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller and this Agreement has been, and the Ancillary Agreements to which it is a party when executed and delivered by the Seller will be, duly and validly executed and delivered and the valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Section 6.3(ii) of the Seller Disclosure Schedule, subject to compliance with the applicable provisions of the Bankruptcy Code and the entry by the Bankruptcy Court of the Final Approval Order and the payment by the Purchaser or the Seller of all applicable Cure Costs prior to the Closing, neither the execution, delivery and performance by the Seller of this Agreement or the Ancillary Agreements to which the Seller is a party, the consummation by the Seller of the transactions contemplated hereby or thereby, nor compliance by the Seller with any provision hereof or thereof will (I) (A) conflict with, (B) result in any violation of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or (E) result in the creation of any Encumbrance on or against any assets, rights or property of the Seller under any term, condition or provision of (x) any of the Assigned Contracts and Leases or (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Seller or any of its properties, assets or rights, other than any such conflict, violation, default, right, loss or Encumbrance that would not have a Material Adverse Effect, or (II) conflict with or result in any violation of the Seller’s Certificate of Incorporation or Bylaws.

Section 6.4                                      Title to Assets, Properties and Rights and Related Matters.  As of the Closing and assuming the entry of the Final Approval Order by the Bankruptcy Court and the payment by Seller of the Cure Costs, the Seller will have good and valid title to all of the Acquired Assets free and clear of all Encumbrances to the fullest extent of the Bankruptcy Court’s authority to so order.

Section 6.5                                      Contracts.  Section 6.5 of the Seller Disclosure Schedule lists all written or oral contracts (other than contracts which are Excluded Assets) to which Seller is a party that provide for the payment to or by the Seller of more than $25,000. The Seller has delivered to the Purchaser a correct and complete copy of each contract (and all amendments, modifications and supplements thereto) listed in Section 6.5 of the Seller Disclosure Schedule. Subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, each of the Assigned Contracts and Leases is valid and in full force and effect in accordance with its terms, except where the failure of any of the Assigned Contracts and Leases to be valid or in full force and effect would not have a Material Adverse Effect.

Section 6.6                                      Litigation.  Except for the Chapter 11 Case and proceedings therein, and except as set forth in Section 6.6 of the Seller Disclosure Schedule, there is no action, suit, proceeding in equity or at law, arbitration or administrative or other proceeding by or before any Person (including, without limitation, any Governmental Authority), pending or, to the best of the Seller’s knowledge, threatened in writing against the Seller which, if adversely determined, would result in a Material Adverse Effect after the Closing Date.  Except as set forth in Section 6.6 of the Seller Disclosure Schedule, the Acquired Assets are not subject to any judgment, order or decree entered in any material lawsuit or proceeding.

Section 6.7                                      Real Property - Owned or Leased.  The Seller does not currently own any real property.  Seller has provided to Purchaser copies of all leases for real property that are Assigned Contracts and Leases (“Leases”).  The Seller owns and holds all the leasehold estates purported to be granted by each Lease, and all Leases are in full force and effect and constitute valid and binding obligations of the Seller.

Section 6.8                                      Intellectual Property.

(a)                                  To the Seller’s knowledge, the Seller has good and valid title to, and owns free and clear of all Encumbrances, other than Permitted Encumbrances and non-exclusive licenses, and has the right to bring actions for the infringement of, all Assigned Intellectual Property.  Section 6.8(a) of the Seller Disclosure Schedule includes a complete and accurate list of all of the Seller’s United States and foreign (a) Patents; (b) registered Trademarks (including Internet domain name registrations); and (c) registered Copyrights, indicating for each the applicable jurisdiction, registration number (or application number), and date issued (or date filed).

(b)                                 To the knowledge of the Seller, there are no royalties, honoraria, fees or other payments payable by the Seller to any person by reason of the Seller’s ownership, use, license, transmission, broadcast, delivery (electronically or otherwise), sale, or disposition of Assigned Intellectual Property.

(c)                                  Except as set forth in Section 6.8(c) of the Seller Disclosure Schedule, to the knowledge of the Seller, no third party is infringing upon, or violating any license or agreement with the Seller relating to, any Assigned Intellectual Property; and there is no pending or, to the Seller’s knowledge, threatened claim or litigation contesting the validity of, Seller’s ownership of, or Seller’s right to use, sell, license or dispose of, any Assigned Intellectual Property, nor, to the Seller’s knowledge, is there any legitimate basis for any such claim.  To the knowledge of the Seller, the Seller has not received any written notice asserting that any Assigned Intellectual Property or the proposed sale thereof to Purchaser pursuant to the terms of this Agreement conflicts or will conflict with the rights of any other party, nor to the knowledge of the Seller is there any legitimate basis for any such assertion.

(d)                                 Section 6.8(d) of the Seller Disclosure Schedule sets forth a complete and accurate list of all license agreements currently in effect in which the Seller has expressly granted any right to a third party to use or practice any rights under any Assigned Intellectual Property (except for licenses identified in Section 6.9(a) of the Seller Disclosure Schedule) and any assignments, consents, term, forbearances to sue, judgments, orders, settlements or similar obligations relating to any Assigned Intellectual Property to which the Seller is a party or otherwise bound (collectively, the “Outbound License Agreements”).  The Outbound License Agreements are valid and binding obligations of the Seller, enforceable in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, except where the failure of any of the Outbound License Agreements to be valid or binding obligations or enforceable in accordance with their terms would not have a Material Adverse Effect.

(e)                                  As used in this Agreement, the term “Intellectual Property” shall mean all intellectual property rights worldwide, including, without limitation, trademarks, service marks, trade names, service names, URLs and Internet domain names and applications therefore (and all interest therein), and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including any registrations, continuations, continuations in part, renewals and applications for any of the foregoing) (collectively, “Patents”); copyrights (including any registrations, applications and renewals for any of the foregoing) (collectively, “Copyrights”); confidential or proprietary information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and all other proprietary rights recognized under the laws of any jurisdiction in the world in concepts, ideas, designs, plans, schematics, drawings, specifications, research and development information, technology and product roadmaps, technology, confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, customer lists, inventions, discoveries, improvements, methodologies, architecture, structure, layouts, and inventions.

Section 6.9                                      Material In-Licensed IP.

(a)                                  Section 6.9(a) of the Seller Disclosure Schedule sets forth a true and complete list of all license agreements currently in effect in which the Seller has been granted a license to

Intellectual Property that is material to the operation of the Business (other than such licenses or agreements arising from the purchase or license of “off the shelf” or standard software products for which the purchase price or license fee is less than $5,000) (the “Material In-Licensed IP”).

(b)                                 The Material In-Licensed IP is validly held and used by the Seller and may be used by the Seller pursuant to the applicable license agreements with respect thereto without the consent of or notice to any third party.  Except as set forth in Section 6.9(b) of the Seller Disclosure Schedule, the license agreements relating to the Material In-Licensed IP are valid and binding obligations of the Seller, enforceable in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, except where the failure of any of such license agreements to be valid or binding obligations or enforceable in accordance with their terms would not have a Material Adverse Effect.

Section 6.10                                Compliance with Laws; Assigned Permits.  Except as disclosed in Section 6.10 of the Seller Disclosure Schedule, the Business is being conducted in substantial compliance with all applicable Laws relating to the Acquired Assets.  Set forth in Section 6.10 of the Seller Disclosure Schedule is a true and complete list of all Assigned Permits.

Section 6.11                                Employees; Employee Benefit Plans.

(a)                                  The Seller is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and the Seller has no knowledge of any attempt to organize any of its employees by any person, unit or group seeking to act as their bargaining agent.  The Seller has no knowledge of any pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Seller.  No union representation elections relating to employees of the Seller have been scheduled by any Governmental Authority, and, to the Seller’s knowledge, no organizational effort is being made with respect to any of such employees, and there is no investigation of the Seller’s employment policies or practices by any governmental agency or authority pending or, to the Seller’s knowledge, threatened.  The Seller is not currently, and has not within the last three years been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any employees of the Seller’s employees.  The Seller has not experienced any work stoppages during the last three years, and to the best of the Seller’s knowledge, no work stoppage is planned.

(b)                                 The Seller has never maintained or contributed to an employee benefit plan within the meaning of Section 3(3) of ERISA (a “Plan”) covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA or a multiemployer plan as defined in Section 4001(a)(3) of ERISA.  No Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

Section 6.12                                Broker’s or Finder’s Fees.  No agent, broker, Person or firm is, or will be, entitled to any commission or broker’s or finder’s fees from any Party, or from any Affiliate of any Party, in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 6.13                                Insurance Coverage.  The Seller has furnished or made available to the Purchaser, a list of, and true and complete copies of, all insurance policies covering the Acquired Assets, all of which are set forth in Section 6.13 of the Seller Disclosure Schedule.  There is no material claim by Seller pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 6.14                                Accounts and Notes Receivable.  Subject to laws of general application relating to bankruptcy, insolvency and relief of debtors, all of the accounts receivable and notes receivable owing to the Seller being transferred and assigned to Purchaser pursuant to this Agreement constitute valid and enforceable claims, and, as of the date of this Agreement, there are no known or asserted claims, refusals to pay or other rights of set-off against any thereof.  As of the date of this Agreement, there is (i) no account debtor or note debtor that has refused (or, to the knowledge of the Seller, threatened to refuse) to pay any material obligation to the Seller that constitutes an Acquired Asset for any reason, (ii) to the knowledge of the Seller, no account debtor or note debtor that is bankrupt and owes a material obligation to the Seller that constitutes an Acquired Asset and (iii) no account receivable or note receivable that constitutes an Acquired Asset which is pledged to any third party by the Seller.

Section 6.15                                Governmental Authorizations and Consents.

(a)                                  The Seller has all Federal, state, local and foreign governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements necessary in the conduct of the Business as presently conducted, the lack of which would have a Material Adverse Effect; such licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements are in full force and effect, no material violations are or have been recorded in respect of any thereof and no proceeding is pending or, to the knowledge of the Seller, threatened to revoke or limit any thereof.

(b)                                 Section 6.15(b) of the Seller Disclosure Schedule contains a true and complete list of all such governmental licenses, consents, approvals, authorizations, permits, orders, decrees and other compliance agreements and the Seller has furnished to Purchaser true and complete copies thereof.

Section 6.16                                Customers.  Section 6.16 of the Seller Disclosure Schedule sets forth a list of each customer that accounted for more than $25,000 of the Seller’s revenues for its most recently completed fiscal year or for the 12-month period ended February 28, 2003.

Section 6.17                                Shares.  The Seller is acquiring the Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act or any rule or regulation under the Securities Act.  The Seller understands that the Shares are being issued to the Seller in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.  Accordingly, the Seller understands that the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act; and the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.  The Seller acknowledges that a legend substantially in the following form will be placed on the certificate(s) representing the Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE VII

REPRESENTATIONS OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows:

Section 7.1                                      Existence and Good Standing; Authorization and Validity of Agreement.

(a)                                  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be so qualified or to be in good standing would not prevent, interfere or delay the Purchaser from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)                                 The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been, and the Ancillary Agreements to which it is a party when executed and delivered by the Purchaser will be, duly and validly executed and delivered and the valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution, delivery and performance by the Purchaser of this Agreement or the Ancillary Agreements to which the Purchaser is a party, the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any provision hereof or thereof will (I) (A) conflict with, (B) result in any violation of, (C) cause a default under (with or without due notice, lapse of time or both), (D) give rise to any right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any benefit under or (E) result in the creation of any Encumbrance on or against any assets, rights or property of the Purchaser under any term, condition or provision of (x) any instrument or agreement to which the Purchaser is a party, or by which the Purchaser or any of its properties, assets or rights may be bound or (y) any law, statute, rule, regulation, order, writ, injunction, decree, permit, concession, license or franchise of any Governmental Authority applicable to the Purchaser or any of its properties, assets or rights, other than any such conflict, violation, default, right, loss or Encumbrance that would not prevent, interfere or delay the Purchaser from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement, or (II) conflict with or result in any violation of the Purchaser’s Certificate of Incorporation or Bylaws.  No permit, authorization, consent or approval of or by, or any notification of or filing with, any Governmental Authority is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the Ancillary Agreements or the consummation by the Purchaser of the transactions contemplated hereby or thereby.  Purchaser is not and will not be required to obtain any consent from any Person, in connection with the execution, delivery or performance of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby.

Section 7.2                                      SEC Filings; Financial Statements.

(a)                                  All reports, statements and other documents required to have been filed by the Purchaser with the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2002 (the “Purchaser SEC Documents”) have been so filed on a timely basis.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The financial statements contained in the Purchaser SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the financial position of Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the periods covered thereby.

Section 7.3                                      Shares.  The Shares have been duly authorized by all necessary corporate action on the part of the Purchaser, and when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and not subject to preemptive rights.

Section 7.4                                      Broker’s or Finder’s Fees.  No agent, broker, Person or firm is, or will be, entitled to any commission or broker’s or finder’s fees from any Party, or from any Affiliate of any Party, in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.  Purchaser agrees to indemnify Seller for any claims, losses or expenses incurred by Seller as a result of the representation in this Section 7.2 being untrue.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1                                      Operation of Business.

(a)                                  Except as contemplated by this Agreement, the Seller Disclosure Schedule or any of the Ancillary Documents, as may be necessary to carry out any of the transactions contemplated by this Agreement or the Ancillary Agreements, as may be necessary to facilitate compliance with the requirements of any of the Assigned Contracts and Leases, or as consented to by the Purchaser, which consent shall not be unreasonably withheld, and to the extent not inconsistent with the Bankruptcy Code, or any orders entered by the Bankruptcy Court in the Chapter 11 Case or otherwise required by applicable Law, prior to the Closing, the Seller shall not, subject to Bankruptcy Court jurisdiction:

(i)                                     sell, lease, license, sublicense, encumber or dispose of any Acquired Assets, except in the ordinary course of business consistent with past practices;

(ii)                                  enter into any agreement or commitment or engage in any transaction which is not in the ordinary course of business, other than agreements or commitments entered into in connection with the wind-down of the business and operations of the Seller in a manner that does not materially and adversely alter the value of the Acquired Assets;

(iii)                               take any action to waive or compromise any material claims (whether or not asserted in any pending litigation) which are included in the Acquired Assets; or

(iv)                              agree in writing or otherwise to take any of the foregoing actions.

(b)                                 Except as contemplated by this Agreement, the Seller Disclosure Schedule or any of the Ancillary Documents, as may be necessary to carry out any of the transactions contemplated by this Agreement or the Ancillary Agreements, as may be necessary to facilitate compliance with the requirements of any of the Assigned Contracts and Leases, or as consented to by the Purchaser, which consent shall not be unreasonably withheld, and to the extent not inconsistent with the Bankruptcy Code, or any orders entered by the Bankruptcy Court in the Chapter 11 Case or otherwise required by applicable Law, prior to the Closing, the Seller shall, subject to Bankruptcy Court jurisdiction, conduct its operations in the Ordinary Course of Business, and shall:

(i)                                     report periodically to Purchaser concerning the status of its business, operations and finances;

(ii)                                  engage in no material involuntary terminations of management personnel without prior consultation with Purchaser;

(iii)                               use reasonable commercial efforts to maintain the Acquired Assets in a state of repair and condition that is consistent with the requirements and normal conduct of the Business;

(iv)                              use reasonable commercial efforts to keep in full force and effect, without amendment, all material rights relating to the Acquired Assets;

(v)                                 comply materially with all Laws applicable to the operations of the Business;

(vi)                              cooperate with Purchaser and assist Purchaser in identifying the permits and governmental authorization required by Purchaser to operate the Business from and after the Closing Date and either transferring existing permits and governmental authorities of Seller to Purchaser, where permissible, or obtaining new permits and governmental authorizations for Purchaser; and

(vii)                           maintain all books and records of Seller relating to the Business in the Ordinary Course of Business.

Section 8.2                                      Review of the Seller.  Subject to the provisions of the Confidentiality Agreement and applicable laws and regulations, prior to the Closing Date, Seller will, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access to the premises, the books and records (excluding records which are attorney-client privileged or considered attorney work product) of the Seller that relate to the Acquired Assets during normal working hours, for the sole purposes of enabling Purchaser (i) to further investigate, at Purchaser’s sole expense, the Acquired Assets and any other appropriate matters germane to the subject matter of this Agreement and the Ancillary Agreements and (ii) to verify the accuracy of the representations and warranties of the Seller set forth in Section 6 or elsewhere in this Agreement.

Section 8.3                                      Reasonable Efforts; Cooperation; Consents and Approvals.  Subject to the Seller’s obligations to comply with any order of the Bankruptcy Court, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action to do or cause to be done, and to assist and cooperate with each other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement (in each case, to the extent that the same is within the control of such Party), including, without limitation, (i) compliance with any Bankruptcy Court approvals, consents and orders, (ii) the obtaining of all necessary waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any Governmental Authority, (iii) the defending of any lawsuits or any other legal proceedings whether judicial or administrative, challenging this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby and (iv) causing the conditions set forth in Articles IX and X to be satisfied.  Except as otherwise expressly set forth in the Sale Procedures, the Seller will use its commercially reasonable efforts to obtain from the Bankruptcy Court all orders, consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Approval Order.

Section 8.4                                      Sale Procedures. The Seller (a) will conduct the auction process in accordance with the Sale Procedures and (b) will not amend, waive, modify or supplement in any material respect the Sale Procedures except as set forth herein or therein or as required or ordered by the Bankruptcy Court.

Section 8.5                                      Public Disclosure.  Except as otherwise required by law or regulation, as contemplated by the Sale Procedures or as may be necessary or appropriate in connection with the pending Chapter 11 Case in respect of the Seller, each Party shall consult with the other Party and obtain such other Party’s consent, which consent shall not be unreasonably withheld, before issuing any press release or otherwise making any public statements with respect to this Agreement or the matters contained herein and will not issue any such press release or make any such statement prior to such consultation and agreement.  This Section 8.5 shall survive any termination of this Agreement.

Section 8.6                                      Apportionment.  All real property and personal property Taxes, assessments and similar governmental charges levied with respect to the Acquired Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the pre-Closing Tax period and the post-Closing Tax period as of the Closing Date on a per diem basis.  Thereafter, the Seller shall notify the Purchaser upon receipt of any bill for real or personal property Taxes or similar charges relating to the Acquired Assets, part or all of which are attributable to any post-Closing Tax period, and shall promptly deliver such Tax bill to the Purchaser who shall pay the same to the appropriate governmental authority; provided, that if such bill covers the pre-Closing period, the Seller shall also remit to the Purchaser, prior to the due date of such Tax bill, payment for the proportionate amount of such bill that is attributable to the pre-Closing period.  If either the Seller or the Purchaser shall make a payment for which such Party is entitled to have such payment made by the other Party under this Section, the other Party shall make reimbursement promptly but in no event later than 15 Business Days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment between the Parties required under this Section shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day from the date the relevant Tax is due to be paid to the Tax authority until paid.

Section 8.7                                      Access to Records and Certain Personnel.  Following the Closing, (a) upon prior written notice, the Purchaser shall permit the Seller and any successors or assigns, its counsel, tax advisors and other Affiliates reasonable access during ordinary business hours to (i) the financial and other books and records relating to the Business (whether in documentary or data form), (ii) the Seller’s employees and (iii) the Seller’s leased real property for any purpose relating to the sale, operation, winding down, liquidation and final administration of the Business or the bankruptcy estate, which access shall include (i) the right of such professionals to copy and use such documents and records as they may request, and (ii) Purchaser’s copying and delivering to the Seller or its professionals such documents or records as they may request (provided, that the Seller reimburses Purchaser for the reasonable out-of-pocket expenses thereof).

Section 8.8                                      Employees; Employee Benefits.

(a)                                  Agreements Regarding Employees.  Purchaser shall offer employment to the Seller’s employees identified in a memorandum to be delivered by the Purchaser to the Seller within 45 days after the Filing Date, such employment to commence as of the Closing Date.  (Notwithstanding any provision to the contrary contained in this Agreement, the Purchaser may, in its sole discretion, supplement or amend such memorandum (including to remove individuals therefrom) on or before the Closing Date.) Such employees who accept employment with Purchaser shall be referred to hereinafter as “Transferred Employees,” all of whom shall be employed as an “at will” employee of the Purchaser.  In accordance with Section 4980B and the Treasury Regulations promulgated thereunder, Purchaser shall make COBRA coverage available to Seller’s M&A Qualified Beneficiaries (within the meaning of Section 4980B and the Treasury Regulations promulgated thereunder).

(b)                                 Other Obligations.  Seller and Purchaser agree to cooperate reasonably concerning all matters relating to the Transferred Employees.

Section 8.9                                      Cooperation.

(a)                                  The Seller covenants and agrees that, during the period between the date hereof and the Closing, the Seller shall promptly inform Purchaser in writing of any material breaches of the representations and warranties contained in Article VI or any material breach of any covenant of the Seller.

(b)                                 The Purchaser covenants and agrees that, during the period between the date hereof and the Closing, the Purchaser shall promptly inform Seller in writing of any material breaches of the representations and warranties contained in Article VII or any material breach of any covenant of the Purchaser.

Section 8.10                                Consents; Releases.  Purchaser will cooperate with Seller, and will provide Seller with such assistance as Seller may reasonably request, for the purpose of arranging for Seller to be released and discharged from its obligations and other liabilities under the Assigned Contracts and Leases.

Section 8.11                                Bankruptcy Case.  Purchaser will cooperate fully with the Bankruptcy Court and with Seller to expedite the Bankruptcy Case and to obtain orders as described in Article V.

Section 8.12                                Possession of the Assets.  Purchaser will make all necessary arrangements for Purchaser to take possession of the Acquired Assets (other than intangible assets), and, at Purchaser’s expense, to transfer the same to a location operated by Purchaser, promptly, but in no event later than 30 days following the Closing.

Section 8.13                                Collection of Receivables.  The Seller agrees that it shall forward promptly to the Purchaser any monies, checks or instruments received by the Seller after the Closing Date with respect to the accounts receivable, notes receivable or other obligations receivable purchased by the Purchaser from the Seller pursuant to this Agreement.  The Seller shall provide to the Purchaser such reasonable assistance as the Purchaser may request with respect to the collection of any such receivables, provided the Purchaser pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance.  The Seller hereby grants to the Purchaser a power of attorney to endorse and cash any checks or instruments payable or endorsed to the Seller or its order which are received by the Purchaser and which relate to accounts receivable, notes receivable or other obligations receivable purchased by the Purchaser from the Seller.

Section 8.14                                Non-Solicitation.  The Seller will not solicit or initiate the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Acquired Assets or as to all or substantially all of the capital stock or assets of the Seller (including, without limitation, any acquisition structured as a merger, consolidation, or share exchange), provided, however, that the Seller and its directors and officers will remain free to participate in any unsolicited discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties or the Sale Procedure Order may require.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

Section 9.1                                      Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to purchase the Acquired Assets and to take the other actions required to be taken by Purchaser at the Closing hereunder are conditioned upon the satisfaction or waiver in writing (subject to applicable Law), on or prior to the Closing Date, of the following conditions:

(a)                                  Motion to Approve Sale Procedures Order.  The Seller shall have filed a motion to approve the Sale Procedures Order no later than five (5) Business Days from the date of this Agreement.

(b)                                 Hearing on Sale Procedures Order.  The Bankruptcy Court shall have conducted a hearing to establish the sale procedures for the Sale Hearing and entered an Order on the Sale Procedures.

(c)                                  Hearing on the Sale of Acquired Assets.  The Bankruptcy Court shall have conducted a hearing on the sale of the Acquired Assets.

(d)                                 Approval Order.  The issuance of the Final Approval Order in form and substance that is in accordance with the provisions of this Agreement on or prior to the date which is 45 days after the Filing Date.

Section 9.2                                      Closing Conditions to the Purchaser’s Obligations.  The obligations of the Purchaser to consummate the Closing are conditioned upon the satisfaction or waiver in writing (subject to applicable Law), on or prior to the Closing Date, of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Seller contained in Article VI (and any representations and warranties of Seller set forth in the Ancillary Agreements) qualified by materiality shall be true and correct in all respects, except for such exceptions as are permitted by this Agreement, without further qualification as of the date hereof and the Closing Date, as if made on such date (except for such representations and warranties that relate to a specific date, which shall be true and correct in all respects as of such date), and all representations and warranties of the Seller contained in Article VI (and any representations and warranties of the Seller set forth in the Ancillary Agreements) that are not so qualified shall be true and correct in all material respects as of the Closing Date, as if made on such date (except for such representations and warranties that relate to a specific date, which shall be true and correct in all material respects as of such date); provided, however, that, for purposes of this Section 9.2(a), any inaccuracies in the representations and warranties of the Seller will be disregarded unless all such inaccuracies, considered collectively, would have a Material Adverse Effect.  Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by Seller’s President and Chief Financial Officer (the “Seller Closing Certificate”), confirming that the conditions set forth in this Section 9.2(a) have been satisfied.

(b)                                 Performance of Agreements.  Each and all of the agreements of the Seller to be performed on or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and the Seller Closing Certificate shall confirm that the conditions set forth in this Section 9.2(b) have been satisfied.

(c)                                  Consents and Approvals.  Purchaser shall have received the documents required to be delivered by Seller to Purchaser pursuant to Section 4.2.

(d)                                 No Injunction.  No court or other Governmental Authority of competent jurisdiction shall have issued an order or stay pending appeal which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

(e)                                  Statutes.  No Law of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, or has the effect of making illegal, the consummation of the transactions contemplated hereby and shall remain in effect.

(f)                                    Governmental Approvals.  All material governmental and other material consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

(g)                                 Bankruptcy Matters.  (a) a Final Approval Order shall have been entered by the Bankruptcy Court and (b) the Seller shall have paid the portion of the Cure Costs related to the Assigned Contracts and Leases required to be paid by it pursuant to Section 5.1(f).

(h)                                 Cure Costs.  The Cure Costs, including those payable by the Seller pursuant to Section 5.1(f), shall not exceed an aggregate of $150,000.

(i)                                     Assignment and Assumption.  The Final Approval Order shall have approved the assignment and assumption of the contracts listed on Exhibit 9.2(i) and, to the extent any Consent is needed for such assignment and assumption, the Seller shall have obtained all such Consents.

(j)                                     Customers.  None of the customers of the Seller specified in Exhibit 9.2(j) shall have terminated its relationship with the Seller prior to the Closing or have indicated in writing its intention to terminate such relationship or significantly reduce its business activity with the Business subsequent to the Closing.

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE SELLER

Section 10.1                                Conditions to the Seller’s Obligations.  The obligations of the Seller to consummate the Closing are conditioned upon the satisfaction or waiver in writing (subject to applicable Law), on or prior to the Closing Date, of the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Purchaser contained in Article VII (and any representations and warranties of Purchaser set forth in the Ancillary Agreements) qualified by materiality shall be true and correct in all respects, except for such exceptions as are permitted by this Agreement, without further qualification as of the Closing Date, as if made on such date (except for such representations and warranties that relate to a specific date, which shall be true and correct in all respects as of such date), and all representations and warranties of the Purchaser contained in Article VII (and any representations and warranties of Purchaser set forth in the Ancillary Agreements) that are not so qualified shall be true and correct in all material respects as of the Closing Date, as if made on such date (except for such representations and warranties that relate to a specific date, which shall be true and correct in all material respects as of such date) with only such exceptions as are permitted by this Agreement or which, individually or in the aggregate, would not (i) have a material adverse effect on the business, capitalization, assets (tangible or intangible), liabilities or operations of the Purchaser or (ii) prevent, interfere or delay the Purchaser from performing its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date and signed by the Purchaser’s President (the “Purchaser Closing Certificate”), confirming that the conditions set forth in this Section 10.1(a) have been satisfied.

(b)                                 Performance of Agreements.  Each and all of the agreements of the Purchaser to be performed on or prior to the Closing pursuant to the terms hereof and the Ancillary Agreements shall have been duly performed in all material respects, and the Purchaser Closing Certificate shall confirm that the conditions set forth in this Section 10.1(b) have been satisfied.

(c)                                  Consents and Approvals.  Seller shall have received the documents required to be delivered by Purchaser to Seller pursuant to Section 4.3.

(d)                                 Payment of Purchase Price.  Purchaser shall have paid to the Seller (subject to Section 4.3(iii)) the Purchase Price in accordance with Section 3.1(a).

(e)                                  No Injunction.  No court or other Governmental Authority of competent jurisdiction shall have issued an order or stay pending appeal which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

(f)                                    Statutes.  No Law of any kind shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, or has the effect of making illegal, the consummation of the transactions contemplated hereby and shall remain in effect.

(g)                                 Governmental Approvals.  All material governmental and other material consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

(h)                                 Bankruptcy Matters.  (a) a Final Approval Order shall have been entered by the Bankruptcy Court; and (b) the Seller shall have received from the Bankruptcy Court all applicable orders, approvals and consents required to transfer the Acquired Assets, and to consummate the transactions contemplated by this Agreement.

ARTICLE XI

TERMINATION

Section 11.1                                Events of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)                                  by mutual written consent of the Parties;

(b)                                 by any Party, if the Closing Date shall not have occurred by the date 90 days after the Filing Date; provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall be the cause of the failure of the Closing Date to occur on or before such date;

(c)                                  by the Seller if (i) there shall have been a material breach on the part of Purchaser of any of its representations, warranties or covenants such that the conditions set forth in Section 10.1(a) or Section 10.1(b) would not be satisfied as of the time of such breach, (ii) Seller shall have given written notice of such breach to Purchaser, (iii) at least twenty days shall have elapsed since the delivery of such written notice to Purchaser and (iv) such breach shall not have been cured in all material respects; provided that Seller may not terminate this Agreement pursuant to this Section 11.1(c) if it shall have willfully and materially breached this Agreement;

(d)                                 by the Purchaser if (i) there shall have been a material breach on the part of Seller of any of its representations, warranties or covenants such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied as of the time of such breach, (ii) Purchaser shall have given written notice of such breach to Seller, (iii) at least twenty days shall have elapsed since the delivery of such written notice to Seller and (iv) such breach shall not have been cured in all material respects; provided that the Purchaser may not terminate this Agreement pursuant to this Section 11.1(d) if it shall have willfully and materially breached this Agreement;

(e)                                  by the Purchaser, if the Approval Order in form and substance that is in accordance with the provisions of this Agreement has not been entered on or prior to the date 65 days after the Filing Date or the Final Approval Order has not been entered on or prior to the date 75 days after the Filing Date;

(f)                                    by the Purchaser, if the Chapter 11 Case is converted to a case under Chapter 7 of the Bankruptcy Code;

(g)                                 by any Party, if there shall be any Law of any Governmental Authority that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any judgment, injunction, order or decree of any competent authority prohibiting such transactions is entered and such judgment, injunction, order or decree shall have become final and non-appealable;

(h)                                 by either Party if the Sale Procedure Order is not issued by the Bankruptcy Court on substantially similar terms as contained in Section 5.1(a) (provided, however, that no change to the Sale Order Procedure with respect to the Break-Up Fee shall be deemed to give rise to such right of termination) or in the event that a stay pending appeal or a writ of mandate of the Approval Order is granted on behalf of any party; or

(i)                                     by any Party, if an Alternative Transaction is approved by the Bankruptcy Court.

If either Party wishes to terminate this Agreement pursuant to this Section 11.1, such Party will deliver to the other Party a written termination notification stating that such Party is terminating this Agreement and setting forth a brief statement of the basis on which such Party is terminating this Agreement.

Section 11.2                                Effect of Termination.

(a)                                  Except as otherwise provided in this Section 11.2, in the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement shall terminate without further liability or obligation of any Party to any other Party hereunder except for those provisions that expressly survive the termination of this Agreement; provided, that (i) the Parties will remain bound by the provisions of the Confidentiality Agreement and (ii) no Party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (A) failure of such Party to have performed its obligations hereunder in any respect or (B) any knowing misrepresentation made by such Party of any matter set forth herein.

(b)                                 In the event that this Agreement is terminated pursuant to Section 11.1(b), (d), (e), (f), (g), (h) or (i), the Seller shall, except to the extent that the Seller is not permitted to do so by the Bankruptcy Court, pay to the Purchaser, by wire transfer of immediately available funds to a bank account specified in writing by the Purchaser, the Break-Up Fee not later than two (2) Business Days after the date of such termination.

This Section 11.2 shall survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1                                Expenses; Fees.  Except as otherwise set forth in the Agreement, the Parties shall pay all of their own expenses relating to the transactions contemplated by this Agreement.

Section 12.2                                Transfer Taxes.  The Parties recognize and acknowledge that the sale, transfer, assignment and delivery of the Acquired Assets may be exempt under Section 1146(c) of the Bankruptcy Code and the Approval Order from all state and local transfer, recording, stamp or other similar transfer Taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets.  Notwithstanding the foregoing, the Seller will bear and pay, up to a maximum of $25,000, any sales Taxes, use Taxes, transfer Taxes, documentary charges, recording fees, filing fees or similar Taxes, charges, fees or expenses that may become payable by Purchaser or Seller in connection with the sale of the Acquired Assets to Purchaser, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement or the Ancillary Agreements (the “Charges”).  The Purchaser will solely bear and pay any Charges in excess of $25,000.  In the event that the Seller bears and pays any such Charges in excess of $25,000, the Purchaser will reimburse the Seller for such excess amount.  In the event that Purchaser bears and pays any Charges that the Seller has agreed to pay pursuant to this Section 12.2, then Seller will reimburse Purchaser for such amount. Seller and Purchaser agree to use their commercially reasonable efforts to minimize, and to cooperate with and assist the other in, minimizing the Charges.

Section 12.3                                APPLICABLE LAW.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH U.S. FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN, WITHOUT REFERENCE TO CHOICE OF LAW PRINCIPLES, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

Section 12.4                                JURISDICTION; WAIVER OF JURY TRIAL.  THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF CALIFORNIA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF CALIFORNIA WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SUCH COURTS AND WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.5                                Captions; Headings.  The Article and Section captions and the headings set forth herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.6                                Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopy and a confirmation of transmission is obtained, as follows:

(a)                                  if to the Seller, to:

DNA Sciences, Inc.
6540 Kaiser Dr.
Fremont, CA 94555
Facsimile: (510) 494-4014
Attention: Steve Lehrer, President

with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Facsimile:  (650) 849-7400
Attention:  Laura A. Berezin

(b)                                 if to the Purchaser, to:

Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT  06511
Facsimile:  (203) 786-3656
Attention:  Kevin L. Rakin, President and Chief Executive Officer

with a copy to:

Hale and Dorr LLP
60 State Street
Boston, MA  02109
Facsimile:  (617) 526-5000
Attention:  Steven D. Singer

or to such other Person or address as any Party shall specify by notice in writing to each of the other Parties.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third

Business Day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

Section 12.7                                Assignment; Parties in Interest.  This Agreement may not be transferred, assigned, pledged or hypothecated by either Party (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other Party except that Seller may assign without the prior written consent of Purchaser its rights to receive the Purchase Price.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.8                                Counterparts.  This Agreement may be executed in two (2) or more counterparts, in original form or by facsimile, each of which shall be deemed an original, but all of which together will constitute one and the same document.

Section 12.9                                Entire Agreement.  This Agreement, including the exhibits, schedules and other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contains the entire understanding of the Parties with respect to the subject matter contained herein and therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 12.10                          Severability; Enforcement.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each Party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by Law, and each Party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 12.11                          Amendments; Waiver.  This Agreement may not be changed orally, but only by an agreement in writing signed by all Parties.  Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the Parties.  The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

Section 12.12                          No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 12.13                          Pronouns. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

Section 12.14                          No Third Party Beneficiaries.  Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the Parties and the respective successors or assigns of the Parties, any rights, remedies, obligations or liabilities whatsoever.

Section 12.15                          No Joint Venture.  No party hereto shall make any warranties or representations, or assume or create any obligations, on the other party’s behalf except as may be expressly permitted hereunder or in writing by such other party.  Each Party shall be solely responsible for the actions of all its respective employees, agents and representatives.

Section 12.16                          Specific Performance.  The transactions contemplated by this Agreement are unique transactions and any failure on the part of either Party to complete the transactions contemplated by this Agreement or any of the Ancillary Agreements on the terms of this Agreement or any of the Ancillary Agreements will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement or any of the Ancillary Agreements would cause the non-breaching Party irreparable harm.  Accordingly, in addition to and not in limitation of any other remedies available to the non-breaching Party for a breach or threatened breach of this Agreement or any of the Ancillary Agreements, such Party will be entitled to specific performance of this Agreement or any of the Ancillary Agreements upon any breach by the other Party, and to an injunction restraining any such party from such breach or threatened breach.

Section 12.17                          Survival of Representations and Warranties.  None of Seller’s representations, warranties and pre-closing covenants contained in this Agreement, the Ancillary Agreements, the Seller Closing Certificate or in any other agreement, document or certificate delivered pursuant to this Agreement shall survive the Closing.  None of Purchaser’s representations, warranties and pre-closing covenants contained in this Agreement, the Ancillary Agreements, the Purchaser Closing Certificate or in any other agreement, document or certificate delivered pursuant to this Agreement shall survive the Closing.

Section 12.18                          Deduction or Setoff.  Purchaser shall fulfill all of its obligations under this Agreement and the Ancillary Agreements without any deductions or setoffs of any nature.

Section 12.19                          Ordinary Course of Business.  The Parties acknowledge that the phrases “ordinary course” or the “ordinary course of business” when used to describe the conduct of Seller shall contemplate and include the filing of the Chapter 11 Case and the effect such filing has on the Acquired Assets.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its officers thereunto duly authorized, all as of the day and year first above written.

GENAISSANCE PHARMACEUTICALS, INC.

By:	/s/ Kevin Rakin
	Name:	Kevin Rakin
	Title:	President and Chief Executive Officer

DNA SCIENCES, INC.

By:	/s/ Steven B. Lehrer
	Name:	Steven B. Lehrer
	Title:	President and Chief Operating Officer